EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
National Penn Bancshares, Inc.

We have issued our reports dated March 2, 2009 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of National Penn Bancshares, Inc. on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of National Penn Bancshares, Inc. on Forms S-3 (File No. 333-155234, effective November 7, 2008; File No. 333-154973, effective November 3, 2008; File No. 333-146617, effective October 10, 2007; File No. 333-146423, effective October 1, 2007 as amended on November 5, 2007; File No. 333-139599, effective December 22, 2006; File No. 333-88536, effective May 17, 2002 as amended on December 29, 2006; File No. 333-87549, effective September 22, 1999 as amended on May 17, 2002; File No. 333-04729, effective May 30, 1996, as amended on September 22, 1999; File No. 033-86094, effective November 7, 1994, as amended May 5, 1996) and on Forms S-8 (File No. 333-149274, effective February 15, 2008; File No. 333-148598, effective January 10, 2008; File No. 333-131620, effective February 2, 2006; File No. 333-125086, effective May 5, 2005; File No 333-116767, effective June 23, 2004; File No. 333-11375, File No. 333-11376 and File No. 333-11377, effective December 19, 2003; File No. 333-103616 and File No. 333-103617 effective March 5, 2003; File No. 333-75730, effective December 21, 2001 as amended January 7, 2002, File No. 333-60096, effective May 3, 2001, File No. 333-54520 and File No. 333-54556, effective on January 29, 2001; File No. 333-71391, effective January 29, 1999; File No. 333-27101, File No. 333-27103, and File No. 333-27059, effective May 14, 1997; File No. 33-91630, effective April 27, 1995; File No. 33-87654, effective December 22, 1994).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

March 2, 2009